EXHIBIT 21

Subsidiaries of Central Newspapers, Inc.

The following chart lists the subsidiaries of Central Newspapers, Inc. and the state of incorporation of each as of February 28, 1998.

Name                             State of Incorporation
Bradley Paper Company            Delaware
Central Newsprint Company, Inc   Indiana
Indianapolis Newspapers, Inc.    Indiana
Alexandria Newspapers, Inc.      Louisiana
Muncie Newspapers, Inc.          Indiana
Phoenix Newspapers, Inc.         Arizona
McCormick Graphics, Inc.         Louisiana
Career Services, Inc.            Arizona
Topics Newspapers, Inc.          Indiana
Westech Expocorporation          California
Home Buyer's Fair, Inc.          Arizona
Vincennes Newspapers, Inc.       Indiana